RETENTION AGREEMENT
This RETENTION AGREEMENT (the "Agreement") is entered into by and between lllumina, Inc. (the "Company") and Joydeep Goswami ("Executive") effective on the date of Executive signature of execution, for the purpose of providing Executive with certain retention amounts subject to the terms and conditions set forth below.

A.Executive's service to the Company as Chief Financial Officer shall terminate effective April 15, 2024 and Executive shall become an employee-advisor to the Company.
B.The Company wishes for Executive to remain an employee-advisor to the Company, and Executive has agreed to serve as an employee-advisor, for the period April 15, 2024 through June 30, 2024 (the "Retention Period").
C.Effective July 1, 2024, Executive's employment with the Company will end.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.    Duties During the Retention Period. During the Retention Period, Executive shall be required to perform the following duties: act as an advisor to lllumina and Finance leadership regarding (a) the preparation of the FY24 01 close, (b) the preparation of the April 2024 Board and Committee meetings, (c) the preparation for, and participation in, the earnings call on May 2, 2024, and (d) the preparation of the 10-Q schedule to be filed on May 3, 2024. Notwithstanding the foregoing, Executive shall not be required to work full-time during the Retention Period.

2.    Retention Payment.

a.Except as provided herein, so long as Executive remains employed by the Company during the Retention Period and completes the items as listed in paragraph "1.", Executive shall be entitled to receive $360,000. The Retention Payment will be paid made in a lump sum payment within thirty days after the date of termination (the "Retention Payment"). The Retention Payment, if earned, is in addition to Executive's normal salary and benefits which will continued to be paid during Executive's employment.

b.If the Company terminates Executive without Cause (as defined in Executive's Change in Control Severance Agreement), Executive shall receive full payment of the Retention Payment.

c.If Executive's employment with the Company terminates for any other reason, Executive shall receive Retention Payment earned through Executive's termination date.

3.    Release Agreement.

By signing below Executive hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by law, the Company and its respective affiliates, officers, directors, managers, members, partners, employees, agents and other representatives (together, collectively, "Representatives," and each, individually, a "Representative") (together, collectively, the "Released Parties," and each, individually, a "Released Party") from all claims, charges, complaints, actions, causes of action, damages, agreements, judgments, debts, dues, suits and liability of any kind or nature whatsoever, whether known or unknown, whether suspected or not, whether arising by virtue of contract or intentional or unintentional tort, or by virtue of any federal, state or local statute, ordinance, law, regulation, order or decree, or otherwise, including, without limitation, all claims, if any, arising directly or indirectly out of or in any way connected with Executive's employment or any other relationship Executive has with the Company or with any of the other Released Parties, and whether at law or in equity, which Executive ever had, now has, or may have against any Released Party by reason of any matter, cause or thing whatsoever that have arisen, or may have arisen, or that have been or could have been asserted in any court or forum by Executive as of the date of this Agreement, whether directly, representatively, derivatively, individually or in any other capacity, from the beginning of time to and including this day, resulting or arising from, or relating to or in connection with, the Company. For the sake of clarity, this general release shall not apply to claims arising after the date of this Agreement and this release of claims excludes any release of claims under the Age Discrimination in Employment Act and any claims that may not be released in this manner (including, without limitation, workers' compensation and state unemployment claims) and does not release any claims Executive might have to receive an award for information provided to the Securities and Exchange Commission or any claims Executive has with respect to the Retention Payment or with respect to severance payments that may be paid following the termination of Executive's employment with the Company.

Waiver.

In granting the release herein, Executive acknowledges and understands that this Agreement includes a release of all claims known or unknown, and that the laws of some jurisdictions afford rights and benefits upon releasing parties with respect to the release of unknown claims, including, without limitation, Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

In giving this release, which includes claims that may be unknown to Executive at present, Executive acknowledges that Executive (A) has read and understands Section 1542 of the California Civil Code, (B) has had an opportunity to discuss with Executive's own counsel such provision and any similar provisions of the applicable laws of any other jurisdiction (or has elected not to consult with counsel) and (C) expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Executive has, had or may have against the Released Parties.

4.No Separate Accounting. The Retention Payment will be paid out of the Company's general assets. No amounts will be set aside in a trust or separate account.

5.Applicable Law. The provisions of this Agreement shall be construed and interpreted according to the laws of the State of California without regard to conflict of law principles.

6.Severability; Entire Agreement; Amendment. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. The Company and Executive acknowledge and agree that this Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement may not be modified, altered, or changed except by a written agreement signed by the Company and Executive.

7.Withholding. The Retention Payment are subject to reduction in order to comply with applicable federal, state, and local tax withholding requirements and shall be reflected on Executive's Form W-2 for the year in which such payment, if any, are made.

8.No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give Executive the right to remain an employee of the Company, nor does it interfere with Company's right to discharge Executive. It also does not require Executive to remain an employee nor interfere with Executive's right to terminate employment at any time.

9.Section 409A Compliance. It is intended that this Agreement and the payment due pursuant to this Agreement are exempt from Section 409A of the Internal Revenue Code. Each provision of this Agreement shall be interpreted in a manner consistent with this intent. Nevertheless, the Company cannot, and does not, guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

Dated: April 8, 2024	By:	/s/ Joydeep Goswami
Joydeep Goswami, Executive

Dated: April 8, 2024	By:	/s/ Patricia Leckman
Patricia Leckman, Chief People Officer
Illumina, Inc.